Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-194213) of SunCoke Energy Partners, L.P. (“the Partnership”) and in the related Prospectus of our report dated April 30, 2015, with respect to the combined and consolidated financial statements SunCoke Energy Partners, L.P. included in Exhibit 99.1 to this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Chicago, Illinois
April 30, 2015